UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 9, 2009
The Timken Company
(Exact Name of Registrant as Specified in Charter)

Ohio	1-1169	34-0577130

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1835 Dueber Avenue, S.W.
Canton, Ohio 44706-2798
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code:
(330) 438-3000
N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
On July 29, 2009, The Timken Company (the “Company”) and JTEKT Corporation (the “Buyer”) entered into a definitive Sale and Purchase Agreement (the “Purchase Agreement”). Pursuant to the terms of the Purchase Agreement, the Buyer agreed to acquire the Company’s Needle Roller Bearings business (the “NRB business”). In connection with the pending sale of the NRB business, the Company is providing an unaudited condensed pro forma consolidated balance sheet as of June 30, 2009 and unaudited condensed pro forma statements of consolidated income for the six months ended June 30, 2009 and the years ended December 31, 2008, December 31, 2007 and December 31, 2006, which are included in Exhibit 99.1 to this Current Report.
The Company had previously disclosed that it expected to incur a pretax loss on the sale of the NRB business of approximately $20 million to $60 million upon completion of such sale. The Company currently expects to incur an after-tax loss on the sale of the NRB business of up to approximately $20 million upon completion of such sale. The change in the expected amount of loss on the sale of the NRB business was primarily due to foreign currency translation adjustments. The expected loss is only an estimate and is subject to change based on final balance sheet amounts and jurisdictional tax computations, as of the effective date of the sale.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits:

Number	Exhibit

99.1	Unaudited condensed pro forma consolidated balance sheet as of June 30, 2009 and unaudited condensed pro forma statements of consolidated income for the six months ended June 30, 2009 and the years ended December 31, 2008, December 31, 2007 and December 31, 2006

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TIMKEN COMPANY
By:	/s/ William R. Burkhart
William R. Burkhart
Senior Vice President and General Counsel

Date: September 9, 2009

INDEX TO EXHIBITS

Number	Exhibit

99.1	Unaudited condensed pro forma consolidated balance sheet as of June 30, 2009 and unaudited condensed pro forma statements of consolidated income for the six months ended June 30, 2009 and the years ended December 31, 2008, December 31, 2007 and December 31, 2006

4